Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the Verizon Business Savings Plan:

We consent to the incorporation by reference in the Registration Statements Form S-8 File No. 333-134846 pertaining to the Verizon Business Savings Plan of our report dated June 27, 2008, relating to the statement of net assets available for benefits of the Verizon Business Savings Plan as of December 31, 2007 and the related statement of changes in net assets available for benefits for the six month period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Verizon Business Savings Plan.

/s/ Mitchell & Titus LLP

New York, New York

June 27, 2008